FOR IMMEDIATE RELEASE
Contact:    Francis V. Dane
  Phone:    650-802-7737
  Email:    fdane@cic.com


                     COMMUNICATION INTELLIGENCE CORPORATION
                  REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS


Redwood Shores, CA, August 8, 2003- (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions announced today its financial results for the three and six-month periods ended June 30, 2003.

Revenues for the three months ended June 30, 2003 decreased 48% to $572,000 as compared to $1.1 million for the corresponding quarter of the prior year, while the Company's net loss applicable to common stockholders remained relatively flat at $690,000 compared to a net loss of $671,000 for the corresponding quarter of the prior year.

The decrease in revenue is attributable to a decrease in domestic revenue, both OEM and Enterprise related, and China revenue as well. The decrease in revenue on the domestic front is attributable to the general decrease in IT spending during the current year as compared to the prior year and the more favorable OEM product development environment of a year ago. The decrease in China revenue relative to last year reflects the impact of SARS on second quarter China sales. The increase in net loss for the second quarter of 2003 was primarily attributable to the decrease in sales. Total operating costs and expenses decreased 29% compared to the corresponding quarter in the prior year. The decrease in total operating costs and expenses is attributable to actions taken beginning in 2001 and continuing through the first quarter of this year to reduce operating expenses on a Company-wide basis in the face of the continuing market adversity and uncertainty of corporate IT spending. The basic and diluted loss per share was $0.01 on approximately 97.5 million weighted average common shares outstanding for the three months ended June 30, 2003 as compared to a basic and diluted loss of $0.01 per share on approximately 91.3 million weighted average common shares outstanding for the corresponding quarter of the prior year.

Revenues for the six months ended June 30, 2003 decreased 26% to $1.7 million as compared to $2.3 million for the corresponding period of the prior year. The net loss applicable to common stockholders for the six months ended June 30, 2003 decreased to $1.0 million as compared to a net loss of $1.36 million for the corresponding six months of the prior year. The decrease in net loss for the six months ended June 30, 2003 is primarily attributable to the decrease in total operating costs and expenses from actions taken as mentioned above. The basic and diluted loss per share was $0.01 on approximately 94.7 million weighted average common shares outstanding for the six months ended June 30, 2003 as compared to a basic and diluted loss of $0.01 per share on approximately 91.1 million weighted average common shares outstanding for the corresponding period of the prior year.

CIC's Chairman & CEO, Guido DiGregorio stated, "Given that CIC China's revenue in July alone exceeded its total second quarter revenue and considering planned eSignature deployments, both domestically and in China, increasing royalties derived from the PalmSource agreement, together with the increasing level of proposal and quotation activity we are anticipating increased revenue for the last half of 2003. Based on that order anticipation we are increasing sales resources both here and in China."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at www.cic.com.

About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, Handspring, IBM, Oracle, Palm Inc., Prudential, Siebel Systems and Sony Ericsson have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

CIC and its logo are registered trademarks of Communications Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.


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                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                (Dollars in thousands, except per share amounts)


                          '    Three Months Ended          Six Months Ended
                                   (unaudited)                (unaudited)
                             06/30/03      06/30/02      06/30/03       06/30/02
                            ----------    ----------    ----------     ---------


Revenues                    $     572     $   1,111     $   1,680     $   2,268

Net loss applicable
 to common stockholders     $    (690)    $    (671)    $  (1,000)    $  (1,359)

Basic and diluted loss
 per common share           $   (0.01)    $   (0.01)    $   (0.01)    $   (0.01)

Weighted average common
 shares outstanding            97,514        91,278        94,726        91,113


                 Selected Consolidated Balance Sheet Information
                             (Dollars in thousands)

                                                  06/30/03            12/31/02
                                                (unaudited)
                                             ---------------      --------------

              Cash & cash equivalents         $       1,424         $      711

              Total current assets            $       2,223         $    1,545

              Total assets                    $       7,641         $    7,168

              Short-term debt                 $       3,000         $        -

              Deferred revenue (1)            $          79         $      165

              Total current liabilities (2)   $       3,985         $    1,102

              Long-term debt                  $           -         $    3,000


              Total stockholder's equity      $       3,528         $    2,934


NOTES:
(1) Deferred revenues consist principally of deferred maintenance contract revenue.
(2) Includes deferred revenues of $79 and $165 for period ended June 30, 2003 and December 31, 2002, respectively.

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